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                                                                    EXHIBIT 10.5




                                  July 3, 1995

VIA FEDERAL EXPRESS MAIL

Mr. Larry L. Buresh
39 W 710 Cross Creek Lane
St. Charles, IL 60175


RE:    Employment with Chief Auto Parts Inc., Dallas, Texas

Dear Larry:

       This letter will set forth the basis of our understanding regarding your employment with Chief Auto Parts Inc., a Delaware corporation headquartered in Dallas, Texas.

1.     Title; Salary; Bonus Opportunity

       You will be appointed as Vice President-Information Systems. Your election as an officer is, of course, subject to approval by the Board of Directors.

       Your initial base annual salary will be One Hundred Forty Thousand Dollars ($140,000), subject to further increases from time to time at the discretion of the President and Chief Executive Officer.

       The terms of your bonus opportunity will be equivalent to those of other senior officers of Chief. Currently, the bonus opportunity for your position is thirty percent (30%) of your then current annual salary.

       We have agreed to guarantee you a bonus for the 1995 fiscal year, in the amount of Forty-two Thousand Dollars ($42,000). This bonus (less applicable withholdings) is payable in March of 1996. Thereafter, you will participate in Chief's bonus plans as are made available to other senior officers of the Company.
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2.     Job Duties

       You will report to the President and Chief Executive Officer.

       You will be responsible for all of the information services requirements of Chief, and such additional duties as may be assigned from time to time by the President and Chief Executive Officer.

3. Purchase of Stock; Option Grant and Participation in the Executive Target Bonus Plan

       Subject to (i) approval by Chief's Board of Directors, (ii) the requirements of federal and state securities laws, and (iii) the terms and conditions of the 1994 Executive Option Plan and 1994 Executive Target Bonus Plan, Chief has agreed as follows:

       (a)    Purchase of Common Stock
       You will be given the opportunity to purchase one hundred (100) shares of the common stock of Chief, at a purchase price of $1,419.71 per share.

       Chief will loan you two-thirds of the aggregate purchase price of said one hundred (100) shares, to be evidenced by a non-recourse Promissory Note, payable over eight years at the current federally imputed interest rate.

       (b)    Option Grant
       We have agreed to recommend a grant of options to purchase three hundred
       (300) shares of common stock, at a purchase price of $1,419.71 per share, pursuant to the 1994 Executive Option Plan. These shares vest in 25% increments on each anniversary date of the date of the grant.

       (c)    Participation in the Executive Target Bonus Plan
       You will be eligible to immediately participate in the Executive Target Bonus Plan, which provides for a cash bonus accrual on an annual basis to the extent the Company achieves certain financial targets described in the Plan (i.e., EBITDA of $30 million for the 1995 fiscal year).
       This will allow you to earn an annual bonus accrual which can be utilized to pay the exercise price of the stock options described above. Each year, a participant such as yourself can earn up to 20% of the exercise price of the options.
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       Also, please note that the annual accrual will be reduced (prorated) for this, your first year, based on your date of service. Subject to Board Approval, you will earn 50% of the 20% credit for the 1995 fiscal year.

4.     Tax Assistance

       In light of the fact that Chief is a privately held entity, and the above stock purchase comes with significant risk, the Company has agreed to pay up to $5,000, to a tax advisor, for the purpose of valuing your investment in Chief.

5.     Health, Welfare, Retirement and Other Benefits

       You will be eligible to participate in Chief's health and welfare plans, disability income plan, any executive non-qualified retirement plan, the 401(k) plan and the life insurance plan, as such plans exist and are amended from time to time, as well as any other benefits provided to other senior officers. With the approval of the President and Chief Executive Officer, you may take up to three weeks for vacation during your first year and during subsequent years at Chief. Additional time will be provided to you to relocate your family.

       You will also be eligible to apply for a $250,000 term life policy, as currently made available to certain select officers. You must, of course, be insurable to Sun Life, the provider of this term insurance.

6.     Relocation Expenses and Allowances

       (a) Chief will pay all reasonable and customary expenses related to the transport, packing, and if needed, temporary storage of your personal property (including your personal automobiles) to the Dallas metropolitan area from the Chicago, Illinois metropolitan area. You will also be reimbursed for reasonable travel expenses to arrange your family's move. Said moving expenses shall be set up to be directly billed to Chief.

       (b) Chief will pay reasonable housing and car rental expenses for you until you can arrange to relocate your family to Dallas for a period of six (6) months. Such six (6) month period includes three (3) months temporary housing for your family, if you so choose. Such housing expenses shall be set up to be directly billed to Chief, where possible.

       (c)    You will receive Sixty Thousand Dollars ($60,000) (gross
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       amount) as a relocation allowance associated with your relocation to
       Dallas, which is intended to cover your closing costs and other incidental expenses attendant to your move. This sum will be paid within thirty (30) days of your joining Chief.

7.     Term

       Unless sooner terminated as set forth below, your employment will commence immediately upon reporting to work at Chief (on or about August
       10th) and will for a period of three (3) years under this Agreement.

8.     Termination

       Your employment shall terminate upon the occurrence of any of the following:

       (a)    your death;

       (b) an injury or physical or mental illness (as determined by a physician selected by Chief in good faith) which renders you incapable of fulfilling your duties (despite reasonable accommodations by Chief) for a period in excess of 120 days, but only if Chief consents in writing;

       (c)    the liquidation or dissolution of Chief;

       (d) termination for cause, by reason of one or more of the following occurrences:

              (i) your conviction, by a court of competent jurisdiction, of a felony (or a plea of nolo contendere thereto) or of any crime involving moral turpitude;

              (ii) the commission of an act of fraud upon, or bad faith or willful misconduct toward Chief;

              (iii) conduct constituting gross neglect of your duties which, in the reasonable determination of the President and Chief Executive Officer has been or is likely to be materially injurious to Chief; or

              (iv) willful and continued failure substantially to perform the duties and obligations of your job, as determined by the President and Chief Executive Officer;
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       (e)    termination without cause (including, but not limited to, a change of control of Chief); or

       (f)    voluntary resignation.

9.     Severance Obligations

       Upon the termination of your employment for cause or your voluntary resignation, Chief shall have no further obligation to you or your estate except for compensation owed and unpaid at the date of such termination for services previously rendered. Upon the termination of your employment due to your death, Chief shall have no further obligation to you or your estate except for compensation owed and unpaid at the date of such termination for services previously rendered, and payment of a prorated bonus. Upon termination of your employment for any reason other than for cause as described above, your death or voluntary resignation, Chief shall pay you:

       (a) a prorated bonus, taking into account the formula in effect at the time and the months served in the then current fiscal year;

       (b)    your then current annual salary and the benefits set forth in
       Section 4 for a six (6) month period commencing with the date of termination (except that your health benefit continuation shall be administered in accordance with COBRA, which shall run concurrently with your salary continuation). Your salary shall continue to be paid in such installments as it was being paid to you prior to termination; provided that if you obtain new employment following such termination requiring a comparable level of responsibility and decision making, all compensation from such new employment during such six (6) month period shall reduce the amount payable by Chief to you;

       (c) relocation expenses to move you and your household back to the Chicago, Illinois metropolitan area, OR at your choice, an additional month of base salary, as described in 8(b), above.

       (d) outplacement services, such as would be provided to other senior officers of Chief.

10.    Severability

       If any term or provision of this agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this agreement shall not be affected
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       thereby, and each remaining term or provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

       If the foregoing accurately sets forth our understanding, please sign below where indicated.

                            Very truly yours,


                            /s/ DAVID H. EISENBERG
                            ---------------------------
                            David H. Eisenberg




AGREED AND ACCEPTED:


/s/ LARRY L. BURESH
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Larry L. Buresh

Date: 7/5/95
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